Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Closes on ABL Credit Facility for $45.0 Million
and Signs Purchase and Sale Agreement on Sale-Leaseback for $22.0 Million with Closing Expected October 2016

Richmond, Virginia, September 1, 2016...Synalloy Corporation (Nasdaq:SYNL) today announced the closing of a new asset based (“ABL”) credit facility with its bank, Branch Banking and Trust Company (“BB&T”), and its entrance into a purchase and sale agreement for sale-leaseback of its real estate properties in Tennessee, South Carolina, Texas and Ohio.

The ABL with BB&T is in the amount of $45.0 million and will be used to refinance the existing line of credit and two term loans currently outstanding to BB&T in the aggregate amount of approximately $24.2 million.

The sale-leaseback carries a purchase price of $22.0 million, and the Company expects net proceeds (after transaction-related costs) of approximately $21.75 million. Upon closing of the sale-leaseback, the Company will enter into absolute triple net leases with the purchaser pursuant to which the Company will lease the locations for an initial term of 20 years, with two renewal options of 10 years each. The closing of the transaction is subject to customary due diligence and other closing conditions and is scheduled for October 2016.

President and Chief Executive Officer Craig Bram said, “The ABL and expected sale-leaseback combine to provide the Company with maximum funding capacity and flexibility, while maintaining a very attractive weighted average cost of capital.  We expect to use the funds mainly to retire term debt, finance high ROI capital projects and pursue acquisitions.”

Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This press release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Contact: Dennis Loughran at (804) 822-3266